Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

Contact:
Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES SELECTED UNAUDITED PRELIMINARY FINANCIAL RESULTS

EXPECTED FOR FOURTH QUARTER 2008

SANTA CLARA, Calif. — January 16, 2008 — SVB Financial Group (NASDAQ: SIVB), parent company of Silicon Valley Bank, announced selected unaudited preliminary financial results expected for the fourth quarter of 2008. These preliminary expected results are subject to change due to a variety of factors, including among others: (i) changes in management’s assessment, (ii) as a result of review by the company’s independent auditors, or (iii) developments in the company’s analysis and discussions concerning the outstanding debt obligations owed by HRJ Capital Holdings, L.L.C. and its affiliates (“HRJ”).

The company is expecting to report for the fourth quarter 2008 the following:

•	A significant increase in the level of the company’s provision for loan losses

•

The company expects its fourth quarter loan loss provision to be approximately $75 million, compared to $13.7 million in the third quarter. This figure primarily reflects the impact of increasing the allowance for loan losses from 1.13% to approximately 1.97% of total gross loans, which is based on the company’s current assessment of:

•	The continuing deterioration of the current economic environment, and

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Certain outstanding loans, including loans to HRJ described in the company’s Form 8-K filing related to HRJ with the Securities and Exchange Commission on December 16, 2008. Since that date the company has collected approximately $10 million on HRJ’s outstanding debt, and is continuing to pursue potential repayment sources or debt restructuring possibilities. The repayment or restructuring of the outstanding debt, and any additional changes to the company’s loan loss provision, are dependent upon final arrangements agreed upon by the company and HRJ, if any.

•	A significant reduction in non-interest expense

•

The company expects non-interest expense to be approximately $63 million, compared to $80.4 million for the third quarter of 2008. This change is primarily the result of lower incentive compensation expense stemming from expected 2008 annual financial results being below management’s expectations.

•	Lower client investment fees

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The company expects fourth quarter client investment fees of approximately $9 million, compared to $13.6 million for the third quarter of 2008, primarily as a result of lower margins earned on certain products owing to historically low rates in the short term fixed income market.

•	Solid loan growth and exceptional deposit growth, which resulted in favorable changes to its loan-to-deposit ratio

•

The company grew average loans from the third quarter of 2008 by approximately 7.5%, or $360 million, to approximately $5.2 billion for the fourth quarter, primarily as a result of loans to hardware and software industry clients. End of period loans rose by approximately 4.2%, or $220 million, to approximately $5.5 billion.

•

The company demonstrated the strength of its deposit franchise, growing average deposits from the third quarter of 2008 by approximately 17.7%, or $850 million, to approximately $5.7 billion. End of period deposits grew by approximately 38%, or $2.0 billion, to approximately $7.5 billion. This increase was driven primarily by the company’s decision to fully utilize its own on-balance sheet sweep product, which it introduced in 2007, and to discontinue offering a third-party, off-balance sheet product.

On January 22, 2009, the company will host a conference call at 2:00 p.m. (Pacific Time) to discuss the financial results for the fourth quarter ended December 31, 2008. The conference call can be accessed by dialing (866) 916-4782 or (706) 902-0678, and referencing the conference ID “79182144”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, January 22, 2009, through midnight on Thursday, February 5, 2009, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “79182144.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, January 22, 2009.

About SVB Financial Group

For 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group operates through 27 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by the use of words such as “becoming,” “may,” “will, “ “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. In this release, management makes forward-looking statements about expected financial results for the fourth quarter of 2008. Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on its beliefs and assumptions, such expectations may prove to be incorrect. Actual results may differ. Factors that could cause actual results to differ include, among others: (i) continued deterioration in the overall economic environment and/or the business climate in the industries the company serves which adversely affects the creditworthiness or liquidity of the company’s clients and/or potential clients, (ii) additional adjustments in the company’s calculation of financial results or the application of accounting principles, including as a result of review of these preliminary estimates by the company’s independent auditors, (iii) discovery of new information by the company which alters its expectations about its fourth quarter results or impacts valuation methodologies underlying such results; and (iv) errors in the company’s assessment of the creditworthiness or liquidity of its clients or unanticipated network effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity. For additional information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please refer to our most recently-filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and Annual Report on Form 10-K for the year ended December 31, 2007. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this report are made only as of the date of this report.